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                                 Exhibit 99 (a)

                                 Press Release

                                     Dated

                                  May 10, 1996





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                                 PRESS RELEASE

Today's Date:    May 10, 1996            For Information Contact:
                                         Charles Broadway, President
Release Date:    Immediately

                         The Jacksonville Bancorp, Inc.

Jacksonville, Texas, May 10, 1996 - Jacksonville Bancorp Inc. Holding Company of Jacksonville Savings and Loan Association of Jacksonville Texas (NASDAQ:
JXVL) reported net income of $446,000 for the three months ended March 31, 1996. This compares to $315,000 for the three months ended March 31, 1995.

According to Charles Broadway, President and Chief Executive Officer, net interest income increased to $1.6 million for the three months ended March 31, 1996, compared to $1.5 million for the comparable period in 1995. Non-interest income also increased from $192,000 to $331,000 for the period ended March 31, 1995 and 1996 respectively.

Jacksonville also reported beginning construction of an annex to its Palestine, Texas Branch Office which will be used for loan personnel including its new consumer loan department.

Jacksonville's stockholder equity increased significantly from its completion of the "second step" stock sale which closed on March 29, 1996. As of March 31, 1996, Jacksonville's stockholder equity was $35.6 million or 16.7% of assets compared to $20.3 million or 10.2% of assets at September 30, 1995.

Jacksonville has assets of $213.1 million at March 31, 1996 and operates from its headquarters in Jacksonville, Texas and through network of five branches and one loan production office located throughout the East Texas area.

Jacksonville Bancorp, Inc., is a Texas Chartered Savings and Loan Holding Company and is listed on NASDAQ National Market under the symbol "JXVL".





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                           JACKSONVILLE BANCORP, INC.
                              JACKSONVILLE, TEXAS
                              FINANCIAL HIGHLIGHTS
                (Dollars in thousands, except per share figures)


                                                                    At
                                              March 31, 1996                Dec. 31, 1995
                                              --------------                -------------
Total Assets                                       $213,062                      $198,081
Loans Receivable - Net                              144,673                       140,083
Investment Securities                                36,452                        35,986
Deposit Accounts                                    174,961                       175,051
Stockholders Equity                                  35,582                        20,741
Book Value Per Share                                  13.35                         11.09

                                                            For Quarter Ending
                                                                March 31,
                                                            -----------------
                                                              1996        1995
                                                              ----        ----

Interest Income                                             $3,735      $3,181
Interest Expense                                             2,120       1,689
                                                            ------      ------
Net Interest Income                                          1,615       1,492

Provisions for
Loan Losses                                                    -0-         (24)

Other Income                                                   331         192
Other Expense                                                1,249       1,211
                                                            ------      ------

Earnings Before
Taxes                                                          697         497
Income Taxes                                                   251         182
                                                            ------      ------

Net Earnings                                                   446         315

Earnings Per Share                                             .24         .17


                                                                  At or for the three months end
                                                               ------------------------------------
                                                                 March. 31,              Dec. 31,
                                                               ------------              ----------
                                                                   1996                     1995
                                                               ------------              ----------
Yield on Loan Portfolio                                         8.272%                      8.28%
Yield on Investments Securities                                  6.00%                      5.89%
Cost of Deposits                                                4.766%                      5.07%
Return on Average Assets                                          .86%                       .82%
Equity to Assets                                                16.70%                     10.47%
Nonperforming Loans & REO to Assets                              1.08%                      1.81%
REO to Assets                                                    0.55%                      1.05%
Return on Average Daily Equity                                   8.38%                      7.91%





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